Exhibit 99.1

DAYSTAR TECHNOLOGIES APPOINTS CHIEF OPERATING OFFICER TO

BOARD OF DIRECTORS

New Board Member Brings Operational Balance, Extensive Domestic and International Semiconductor Industry Experience to Further Strengthen DayStar’s Board

Halfmoon, NY – October 16, 2006 – DayStar Technologies, Inc. (NASDAQ:DSTI), a developer and manufacturer of innovative CIGS Photovoltaic Foil™ products, today announced the appointment of its Chief Operating Officer, Dr. Stephan DeLuca, to the Company’s board of directors, effective November 1, 2006. The appointment of Dr. DeLuca brings the number of members on DayStar’s board to seven.

Serving as an active board member, Dr. Deluca will augment the board’s knowledge of the operational progress of the Company’s milestone-driven business plan and provide meaningful counsel on achieving DayStar’s goals.

“We are very pleased Steve is joining our board. Since his appointment as chief operating officer in early 2006, Stephan has clarified our mission, charted a clear path to Gen III™ and improved processes that have matured our Gen II operations,” stated John R. Tuttle, Chairman and CEO of DayStar Technologies. “Stephan’s experience and insight will strengthen and compliment our current board members.”

About DayStar Technologies, Inc.

DayStar Technologies, Inc. is an emerging leader in low cost, high efficiency Photovoltaic Foil™ that converts sunlight into energy. The Company manufactures CIGS solar cells, which are deposited on flexible metal foils using production processes adapted from computer component manufacturing. As an alternative to wafer-silicon solar cells, DayStar believes the unique combination of its CIGS solar cell design coupled with proprietary manufacturing processes on flexible metal substrates could substantially lower costs and remove deployment barriers currently limiting large adoption of solar energy. For more information on the Company, please visit http://www.daystartech.com.

SAFE HARBOR STATEMENT: This news release contains “forward-looking statements” that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. “Forward-looking statements” describe future expectations, plans, results, or strategies and are generally preceded by words such as “future, “ “plan” or “planned, “ “will” or “should,” “expected,” “anticipates,” “draft,” “eventually” or “projected.” You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, including risks that our products may not achieve customer acceptance or that they will not perform as expected, and other risks identified in our annual report on Form 10-KSB and other filings with the SEC. You should consider these factors in evaluating the forward-looking statements included herein, and not place undue reliance on such statements. The forward-looking statements are made as of the date hereof and DayStar Technologies Inc. undertakes no obligation to update such statements.

FOR MEDIA RELATIONS INQUIRIES, PLEASE CONTACT

Erica Dart, DayStar Technologies, Inc.

518-383-4600 ext. 419 or via email edart@daystartech.com

FOR INVESTOR RELATIONS INFORMATION, PLEASE CONTACT

Dodi Handy, Elite Financial Communications Group

407-585-1080 or via email dsti@efcg.net